Exhibit 99.1

News Release
P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy

(413) 665-8306, Ext. 4670

Notice of Rescission of Redemption Issued by The Yankee Candle Company, Inc.

with respect to its Senior Subordinated Notes due 2017 and by YCC Holdings LLC

and Yankee Finance, Inc. with respect to their Senior Notes due 2016

Previously Announced Private Placement of Senior Notes Terminated

South Deerfield, MA—June 13, 2013—Notice was given of the rescission of the previously issued Redemption Notices of The Yankee Candle Company, Inc. (“Yankee Candle”) with respect to its $188 million in aggregate principal amount of its 9.75% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”) and by YCC Holdings LLC (“YCC Holdings”) and Yankee Finance, Inc. (“Yankee Finance” and collectively with YCC Holdings, the “Senior Notes Issuers”) with respect to their $315 million in aggregate principal amount of 10.25%/11.00% Senior Notes due 2016 (the “Senior Notes”). The consummation of each of the redemptions was conditioned on (i) the effectiveness of a proposed amendment to Yankee Candle’s $175 million senior secured asset-based credit facility to permit Yankee Candle’s entry into a new term loan facility and the issuance of new senior notes by Yankee Candle, (ii) receipt by Yankee Candle of gross cash proceeds from borrowings under its new term loan facility and the issuance of the new senior notes of at least $1,400 million in the aggregate and (iii) consummation of the other redemption and the repayment in full of Yankee Candle’s existing term loan facility. Yankee Candle and the Senior Notes Issuers announced that these conditions will not be met and that, as result, the previously issued Redemption Notices are rescinded and no Senior Subordinated Notes or Senior Notes will be redeemed.

Yankee Candle also announced that it has terminated the previously announced offering of $450.0 million of senior notes in a private placement transaction and that Yankee Candle does not intend to enter into a new term loan facility or to amend its asset-based credit facility, which were contemplated in connection with the consummation of the notes offering.

About Yankee Candle

Yankee Candle is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. Yankee Candle sells its products through a North American wholesale customer network of approximately 35,000 store locations, a growing base of Yankee Candle owned and operated retail stores (557 Yankee Candle stores located in 46 states and 1 province in Canada as of March 30, 2013), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, Yankee Candle sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 6,100 store locations and distributors covering a combined 56 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the ability of Yankee Candle and the Senior Notes Issuers to complete the redemptions and the other transactions specified herein. The ability to complete the transactions is subject to various risks and uncertainties, including but not limited to those described or contained in YCC Holdings’ most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

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